Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
SM&A
(A DELAWARE CORPORATION)

I.

The name of this corporation is “SM&A” (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904.  The name of its registered agent at such address is National Registered Agents.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A.                            Classes of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, as “Common Stock” and “Preferred Stock”.  The total number of shares which the Corporation is authorized to issue is sixty million (60,000,000) shares, each unit a par value of $0.0001 per share.  Fifty million (50,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock.

B.                            Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware and within the limitations and restrictions set forth in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

The number of directors of the Corporation shall be fixed from time to time in the bylaws of the Corporation or amendment thereof duly adopted..

VI.

In the election of directors of the Corporation, stockholders of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held.  No stockholder will be permitted to cumulate votes at any election of directors.

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

VIII.

A.            Except as otherwise provided herein, the bylaws of the Corporation may be amended or repealed or new bylaws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote generally in the election of directors.   The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws.

B.            The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

C.            Advance notice of stockholder nominations for the election of directors or of business to be brought by the stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

IX.

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) inside or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the bylaws of the Corporation.

X.

The Corporation shall have perpetual existence.

XI.

A.            To the fullest extent permitted by the General Corporation Law of the State of Delaware, but not limited to Section 102(b)(7) thereof, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law of the State of Delaware is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

B.            Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

XII.

A.            To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation.

B.            Any repeal or modification of any of the foregoing provisions of this Article XII shall not adversely affect any right or protection of any such agent or other person existing at the time of, or increase the liability of any such agent or other person with respect to any acts or omissions of such agent or other person occurring prior to such repeal or modification.

XIII.

The name and mailing address of the incorporator are as follows:

Irma Y. Eggert

c/o SM&A

4695 MacArthur Court, 8th Floor

Newport Beach, CA  92660.

Executed this 29th day of November, 2006.

/s/ Irma Y. Eggert
Irma Y. Eggert, Incorporator